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                        ENVIRONMENTAL INDEMNITY AGREEMENT

         THIS AGREEMENT is made this 22nd day of August, 1996, by and between BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("BOP"), and SAFEGUARD SCIENTIFICS, INC., a Pennsylvania corporation ("SSI") (collectively the "Parties").

                                   WITNESSETH:

         A. WHEREAS, this Environmental Indemnity Agreement (the "Agreement") is being executed as part of a larger transaction involving, inter alia, BOP and SSI, the terms and conditions of which are set forth in a Contribution Agreement dated July 31 1996, to which this Agreement is attached as an Exhibit.

         B. WHEREAS, as part of that larger transaction, SSI is contributing to BOP certain properties specified in the Contribution Agreement, including certain office and industrial properties owned by SSI which are listed on Exhibit "B" to the Contribution Agreement, and which are referred to therein as the "B Properties."

         C. WHEREAS, one of the "B Properties" to be contributed by SSI to BOP is real property known as 110 Summit Drive, which is located in the Whiteland Business Park, West Whiteland Township,
Chester County, Pennsylvania, and upon which is constructed a commercial office building of approximately 43,622 sq. ft. (the
"Summit Drive Property"). The Summit Drive Property is further described on Exhibit "B" to the Contribution Agreement.

         D. WHEREAS, SSI has provided to BOP a Phase I Environmental Site Assessment relating to the Summit Drive Property dated June 10, 1996, which was prepared by Pennoni Associates Inc. in conformance with the ASTM E 1527 Standard Practice for Environmental Site Assessments (the "Phase I Report").

         E. WHEREAS, the Parties desire to set forth separately certain agreements with respect to environmental matters relating to the Summit Drive Property.

                              TERMS AND CONDITIONS

         NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

                             Section I - DEFINITIONS

                  1.1 For purposes of this Agreement, the following terms shall have the following meanings:



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                  "Known Environmental Conditions" means (1) the waste disposal area identified in the Phase I Report which is present on the Summit Drive Property immediately adjacent to the north side of the office building, together with any soil and groundwater contamination directly related to the waste disposal area (the "Disposal Area Conditions"); and (2) the presence of methane gas in the office building and in the area surrounding the office building on the Summit Drive Property, together with all existing systems, equipment and procedures for monitoring, collecting and venting that gas, including, without limitation, the vapor collection trench, the monitoring well vents and all associated vent pipes and equipment (the "Methane Gas Conditions").

                  "Unknown Environmental Conditions" means all other environmental conditions related to the Summit Drive Property which are not "Disposal Area Conditions" or "Methane Gas Conditions."

                  "Environmental Claim" means any written or oral demand, order, claim, suit, lien, action, cost, expense, cause of action, investigation or notice asserted by any person or entity against BOP alleging actual or potential liability under Environmental Laws (including, without limitation, potential or actual liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties).

                  "Environmental Law" means any common law, or any federal, state, or local statute, regulation, or ordinance relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface, or subsurface strata).

                           Section 2 - INDEMNIFICATION

                  2.1 Except as limited in Section 3 below, SSI hereby agrees to defend, indemnify, save, and hold harmless BOP from and against any and all Environmental Claims asserted against BOP arising out of or relating to Disposal Area Conditions.

                           Section 3 - LIMITATIONS

                  3.1 Voluntary Acts. Prior to the Termination Date set forth in the following Section 3.2, BOP agrees that it will not voluntarily initiate any removal, remedial or other cleanup actions at the Summit Drive Property relating to Disposal Area Conditions. Should BOP voluntarily initiate any removal, remedial or other cleanup actions at the Summit Drive Property relating to Disposal Area Conditions prior to the Termination Date, SSI shall not be required to defend, indemnify, save, and hold harmless BOP from and against any and all Environmental Claims asserted against BOP arising out of or relating to Disposal Area Conditions.


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                  3.2 Time Period. SSI's indemnification obligation under
Section 2.1 of this Agreement shall terminate five (5) years after the "Closing Date" as defined in Section 6.1 of the Contribution Agreement ("Termination Date"). Any Environmental Claim received by BOP prior to the Termination Date, and for which notice is provided in conformance with Section 4.1 of this Agreement, shall remain subject to and covered by this Agreement, and SSI's defense and indemnification obligations to BOP with respect thereto shall continue unimpaired.

                  3.3  Monetary Cap.  The total liability of SSI under
Section 2.1 of this Agreement shall be Two Million Eighteen
Thousand Dollars ($2,018,000.00).

                  3.4 Excluded Matters. The indemnity contained in Section 2.1 of this Agreement does not extend to any Environmental Claim unrelated to the Disposal Area Conditions, including but not limited to, Environmental Claims arising out of or relating to Methane Gas Conditions.

                  3.5 Third-Party Recoveries. All amounts for which BOP seeks indemnification under Section 2.1 of this Agreement shall be computed net of:

         A. Any insurance coverage proceeds received by BOP with respect thereto; and

         B. Any amounts recovered by BOP from any third parties based on claims BOP may have against such third parties which reduce the costs or damages that would otherwise be sustained; and

         C. The Parties hereto agree to use their best efforts to pursue any claims or rights they may have against any insurance company or third party which would reduce the amount of damages otherwise incurred. BOP may satisfy the "best efforts" obligation of the preceding sentence by assigning its rights under insurance policies or claims against other parties, if any, to SSI.

                  3.6 Sole Remedy. BOP hereby acknowledges and agrees that its sole remedy against SSI for any and all Environmental Claims arising out of or relating to Disposal Area Conditions shall be under Section 2.1 of this Agreement, as limited by Sections 3.1 through 3.6 of this Agreement, and BOP expressly waives all other rights and causes of action, at law, by statute or in equity that it had, now has or may have in the future against SSI arising out of or relating to Disposal Area Conditions. BOP further expressly waives all rights and causes of action, at law, by statute or in equity that it had, now has or may have in the future against SSI arising out of or relating to Methane Gas Conditions. Nothing in this Agreement is intended or shall be construed to waive, limit or otherwise affect any statutory, legal, equitable or other rights, claims or defenses


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that the Parties may have with respect to Unknown Environmental Conditions, all such rights, claims and defenses being hereby specifically reserved.

                             Section 4 - PROCEDURES

                  4.1 Notices. Within thirty (30) days after receiving written notice or information that an Environmental Claim or proceeding has been or may be commenced or initiated against BOP which may give rise to any liability on the part of SSI under Section 2.1 of this Agreement, BOP shall provide written notice to SSI. BOP's failure to provide such notice within thirty (30) days shall not relieve SSI of its obligations under this Agreement unless SSI was materially prejudiced by the failure to provide such notice within such period. The notice shall contain all information reasonably available to BOP, including but not limited to, copies of all notices, orders or other communications received by BOP from any governmental agency, the caption or other identification of the claim or proceeding, the nature of the claim or proceeding, the date such claim or proceeding was commenced or filed and the parties to the claim or proceeding. SSI shall assume BOP's defense within ten
(10) calendar days after receipt of notice under this section of an Environmental Claim or proceeding that has been or may be commenced or initiated against BOP which may give rise to any liability on the part of SSI under
Section 2.1 of this Agreement ("Assumption Date"). During the time period between the date notice is received by SSI under this section and the Assumption Date, the Parties agree to use their best efforts to provide cooperation, assistance, and consultation to each other.

                  4.2 Control. SSI shall have the right to control, manage and direct all discussions, proceedings, remediations and other activities regarding the satisfaction or discharge of any Environmental Claim which is assumed by it under this Agreement or any liability or obligation that such a claim seeks to impose on SSI under this Agreement, except that no such discussions, proceedings, remediations or activities shall unreasonably interfere with BOP's lawful and reasonable use of the Summit Drive Property. SSI shall have the right to select legal counsel, consultants, and contractors related to the foregoing, subject to BOP's prior approval, which approval shall not be unreasonably withheld.

                  4.3 Cleanup Standards. If any Environmental Law requires BOP to take action with respect to the Disposal Area Conditions, and such actions are within the scope of the SSI indemnification contained in Section 2.1 of this Agreement, SSI shall have the sole right to select the cleanup approach and standards applicable to any such action under Pennsylvania's Act 2 legislation, Act of May 19, 1995, P.L. (currently uncodified). BOP agrees that SSI shall be entitled to select any cleanup approach or standards available under Act 2 that are consistent with the current use of the Summit Drive Property as a


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commercial office building, including, without limitation, the use of non-residential risk assessment methods and cleanup standards; the use of background, statewide health or site- specific cleanup standards; and the use of reasonable deed notices and restrictions; all of the foregoing at SSI's sole discretion; provided, however, that SSI shall not take any action that is not acceptable to and approved by the Pennsylvania Department of Environmental Protection. If BOP desires a more protective cleanup approach or more protective cleanup standards than those selected by SSI, BOP shall be solely responsible for all additional costs related to attaining the more protective approach or standards.

                  4.4 Access and Cooperation. In order to assist the Parties in fulfilling their respective obligations under this Agreement, BOP will afford SSI, its employees, agents and contractors, upon reasonable notice to BOP, reasonable access to the Summit Drive Property (including, but not limited to, the right to enter upon, photograph, investigate, drill wells, take soil borings, excavate, monitor, test, cap and use available land for the testing and implementation of remedial technologies), employees and all relevant documents and records regarding any matter as to which an Environmental Claim is asserted; provided that such access may be conditioned or restricted as may be reasonably necessary to protect the normal course the business operations at the Summit Drive Property and to protect confidential or privileged information. To effectuate the intent of this Agreement, and consistent with the terms hereof, the Parties agree to provide all other cooperation, assistance and consultation to each other that is reasonably requested with respect to matters covered by this Agreement.

                      Section 5 - MISCELLANEOUS PROVISIONS

                  5.1 Confidentiality. The Parties acknowledge and agree that the terms and conditions of this Agreement shall remain confidential and shall not be disclosed to any person or firm except as may be required by law or upon the express prior written approval of all other Parties. Such approval shall not be unreasonably withheld or delayed.

                  5.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally, sent by reputable next business day delivery service or by telegram or by registered or certified mail, postage prepaid, as follows:

If to BOP, to:

         Brandywine Operating Partnership, L.P.
         Suite 100, Two Greentree Center
         Marlton, NJ  08053
         Attention: Gerard H. Sweeney


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         With a required copy to:

         Pepper, Hamilton & Scheetz
         3000 Two Logan Square
         18th & Arch Streets
         Philadelphia, PA  19103-2799
         Attention: Michael H. Friedman, Esquire

If to SSI, to:

         Safeguard Scientifics, Inc.
         800 Safeguard Building
         435 Devon Park Drive
         Wayne, PA  19087
         Attention: James A. Ounsworth, Esquire

         With a required copy to:

         Drinker Biddle & Reath
         Suite 300, 1000 Westlakes Drive
         Berwyn, PA  19312
                      Attention: Robert H. Strouse, Esquire

                  5.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

                  5.4 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the Parties hereto, and without giving effect to otherwise applicable principles of conflicts of laws. Nothing contained herein or in any other document contemplated hereunder shall prevent or delay any Party from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by any Party of any of their respective obligations hereunder.

                  5.5 Amendment, Modifications and Waiver. The Parties may amend or modify this Agreement in any respect. Any such amendment or modification must be in writing, executed by the Parties. The waiver by any Party of any provision of this Agreement shall not constitute or operate as a waiver of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision.

                  5.6 Severability. If any provision or part of this Agreement shall be held by any court of competent jurisdiction to be illegal or unenforceable, such provision shall be of no force


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and effect, but the illegality or unenforceability of such provision shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such illegal or unenforceable provisions or parts were omitted.

                  5.7 Non-Admission. This Agreement is for the sole benefit of the Parties only and nothing contained in this Agreement shall be construed as an admission by any of the Parties on any issue of law, fact or liability, including, without limitation, any admission of law, fact or liability by any of the Parties pertaining to Known or Unknown Environmental Conditions relating to the Summit Drive Property.

                  5.8 Assignment. Neither Party shall assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, provided that in the event that BOP sells the Summit Drive Property, or any interest therein, prior to the Termination Date, SSI's defense and indemnification obligations to BOP under this Agreement shall continue unimpaired.


         IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement, all as of the date first written above.



                                               SAFEGUARD SCIENTIFICS, INC.


                                               By:__________________________


                                               Title:_______________________



                                               BRANDYWINE OPERATING
                                                PARTNERSHIP, L.P.


                                               By:__________________________


                                               Title:_______________________